Exhibit 99.2

May 2, 2023

Fellow Shareholders:

Despite ongoing macroeconomic volatility, our first quarter results were in line with our previously provided outlook. While revenue and Variable Marketing Margin were near the lower end of our ranges, Adjusted EBITDA was well-above the midpoint. More importantly, we have taken a number of steps since our last earnings call to bolster, simplify, and structurally improve our business.

In March we deployed $156 million of cash to retire $191 million of principal balance on our 2025 convertible notes. By opportunistically retiring a substantial portion of debt at a reasonable discount, we are better positioned to address this maturity over two years from now, while still maintaining robust liquidity with $150 million of cash on our balance sheet at quarter-end.

We also announced an expense reduction in March which affected 13% of our workforce. We eliminated a number of positions across various departments and seniority levels. The plan focused on certain capital intensive areas of our business, specifically those where our confidence in the revenue opportunity during this challenging macroeconomic environment had diminished. We reduced a substantial portion of our call center operation that historically provided sales and service capabilities within our lending verticals in the Home and Consumer segments. Over time our customers have shown an increasing preference to interact with our website and MyLT platform to discover and research financial products they are most interested in, reducing the utilization of our call center as a result.

In Insurance we exited our Medicare agency operation. The Medicare agency had achieved increased efficiencies operating at a smaller scale, but intense competition across the space and heightened regulatory attention on Medicare Advantage plans led us to conclude the business is unlikely to scale with attractive returns. We continue to be pleased with our direct-to-consumer Property & Casualty agency operation, and view it as an attractive fulfillment option that drives an improved customer experience.
In April, we made the decision to begin winding down the Ovation Credit Services business. We acquired Ovation in 2018 to better serve those customers who come to LendingTree and receive suboptimal offers of credit. The business grew substantially and profitably for a number of years before running into challenges in the wake of COVID, and more recently the industry has faced increased regulatory pressure. The business is capital-intensive, requires elevated overhead, and future prospects were becoming uncertain.

We have moved to a quarterly planning process in order to remain agile and nimble in changing economic conditions, with our key initiatives for the period heavily communicated and publicized throughout the organization. We have also shifted our product development process to a team-based approach with dedicated resources from across the organization assigned to each initiative. The improved

Q1.2023	1

communication and increased planning pace have already benefited our daily workflow, speed and quality of execution.

Before discussing the quarter’s results and our segments in more detail, we want to emphasize the importance of these various actions. Our cost structure has now returned close to 2019 levels, our most profitable year in recent history. The macroeconomic climate remains very challenging across virtually every one of our key businesses, and could remain so for the foreseeable future. We are taking appropriate action to navigate this period, while still generating substantial free cash flow and making calculated investments in our future. When the various revenue headwinds subside, we are poised to grow as a more efficient company while generating significant operating leverage.

The company performed well in the first quarter, despite the economic backdrop. The Insurance segment again had a very efficient quarter, generating a 39% margin on revenue that was down 4% versus last year. Our other segment level margins were essentially flat from a year ago, indicating the secular strength of these businesses despite the broader issues in the economy we are working to overcome.

The Home segment was heavily impacted by higher interest rates as we had forecast, although our Home Equity product had another solid quarter with revenue up 2% YoY. Our Consumer segment revenue declined 21% due to tightening credit conditions driven by higher interest rates and, to a lesser extent, the stress in the overall banking sector that picked up in March. We began to see lower close rates for loans across our personal and small business lending products in the back half of the quarter as a result.

The measures we took in the quarter not only reduced our expense profile, but also the complexity of our business. We are already recognizing the benefits to our focus and execution, as we work towards creating the premiere shopping experience for all of our customers' personal financial needs. We are excited about early signs of demand for our LendingTree Win card, as well as progress the team has made on the new MyLT experience. We expect to launch a rebranded and updated MyLT this summer, delivering to our members a more intuitive shopping tool with improved overall functionality.

Q1.2023	2

SUMMARY CONSOLIDATED FINANCIALS
(millions, except per share amounts)	2023	2022				Y/Y
	Q1	Q4	Q3	Q2	Q1	% Change

Total revenue	$200.5	$202.1	$237.8	$261.9	$283.2	(29)%

Income (loss) before income taxes	$13.9	$(11.3)	$(22.8)	$(10.4)	$(10.4)	234%
Income tax (expense) benefit	$(0.4)	$0.9	$(135.9)	$2.4	$(0.4)	—%
Net income (loss)	$13.5	$(10.4)	$(158.7)	$(8.0)	$(10.8)	225%
Net income (loss) % of revenue	7%	(5)%	(67)%	(3)%	(4)%

Income (loss) per share
Basic	$1.05	$(0.81)	$(12.44)	$(0.63)	$(0.84)
Diluted	$1.04	$(0.81)	$(12.44)	$(0.63)	$(0.84)

Variable marketing margin
Total revenue	$200.5	$202.1	$237.8	$261.9	$283.2	(29)%
Variable marketing expense (1) (2)	$(124.4)	$(124.0)	$(163.1)	$(171.1)	$(189.1)	(34)%
Variable marketing margin (2)	$76.1	$78.1	$74.7	$90.8	$94.1	(19)%
Variable marketing margin % of revenue (2)	38%	39%	31%	35%	33%

Adjusted EBITDA (2)	$14.5	$16.7	$9.8	$28.6	$29.4	(51)%
Adjusted EBITDA % of revenue (2)	7%	8%	4%	11%	10%

Adjusted net income (loss) (2)	$3.2	$4.9	$(4.6)	$7.6	$6.1	(48)%

Adjusted net income (loss) per share (2)	$0.25	$0.38	$(0.36)	$0.58	$0.46	(46)%

(1)	Represents the portion of selling and marketing expense attributable to variable costs paid for advertising, direct marketing and related expenses. Excludes overhead, fixed costs and personnel-related expenses.
(2)	Variable marketing expense, variable marketing margin, variable marketing margin % of revenue, adjusted EBITDA, adjusted EBITDA % of revenue, adjusted net income (loss) and adjusted net income (loss) per share are non-GAAP measures. Please see "LendingTree's Reconciliation of Non-GAAP Measures to GAAP" and "LendingTree's Principles of Financial Reporting" below for more information.

Q1.2023	3

Q1 2023 CONSOLIDATED RESULTS

Consolidated revenue of $200.5 million declined 29% over the prior year, driven by a 57% decline in Home revenue from decreased purchase and refinance activity, as well as continued softening in our Consumer segment with overall credit availability having tightened.

Variable Marketing Margin of $76.1 million declined 19% over prior year. We showed particular strength in our Insurance segment margin of 39% during Q1 compared to 26% a year ago, while stable margins in our other two segments helped offset some of the decline in overall revenue.

GAAP net income was $13.5 million, or $1.04 per diluted share. During the quarter we booked a gain of $30.9 million from the partial repurchase of our 2025 convertible notes at a discount. We also recorded a $4.5 million restructuring charge primarily related to our expense actions taken during the quarter.

Adjusted EBITDA was $14.5 million.

Adjusted net income of $3.2 million translates to $0.25 per share.

Q1.2023	4

SEGMENT RESULTS

(millions)	2023	2022				Y/Y
	Q1	Q4	Q3	Q2	Q1	% Change
Home (1)
Revenue	$43.7	$48.6	$64.9	$73.9	$101.9	(57)%
Segment profit	$15.1	$16.3	$24.1	$26.7	$35.9	(58)%
Segment profit % of revenue	35%	34%	37%	36%	35%

Consumer (2)
Revenue	$79.7	$86.2	$102.7	$106.1	$101.1	(21)%
Segment profit	$34.9	$41.7	$45.8	$44.6	$42.5	(18)%
Segment profit % of revenue	44%	48%	45%	42%	42%

Insurance (3)
Revenue	$77.1	$67.0	$70.2	$81.8	$80.0	(4)%
Segment profit	$30.2	$25.6	$22.6	$22.6	$21.1	43%
Segment profit % of revenue	39%	38%	32%	28%	26%

Other Category (4)
Revenue	$—	$0.2	$—	$0.1	$0.1	(100)%
(Loss) profit	$(0.2)	$(0.1)	$(0.2)	$(0.1)	$(0.1)	(100)%

Total
Revenue	$200.5	$202.1	$237.8	$261.9	$283.2	(29)%
Segment profit	$80.0	$83.4	$92.3	$93.8	$99.5	(20)%
Segment profit % of revenue	40%	41%	39%	36%	35%

Brand marketing expense (5)	$(3.9)	$(5.3)	$(17.6)	$(3.0)	$(5.4)	(28)%

Variable marketing margin	$76.1	$78.1	$74.7	$90.8	$94.1	(19)%
Variable marketing margin % of revenue	38%	39%	31%	35%	33%

(1)	The Home segment includes the following products: purchase mortgage, refinance mortgage, home equity loans, and reverse mortgage loans. We ceased offering reverse mortgage loans in Q4 2022.
(2)	The Consumer segment includes the following products: credit cards, personal loans, small business loans, student loans, auto loans, deposit accounts, and other credit products such as credit repair and debt settlement.
(3)	The Insurance segment consists of insurance quote products and sales of insurance policies.
(4)	The Other category primarily includes marketing revenue and related expenses not allocated to a specific segment.
(5)	Brand marketing expense represents the portion of selling and marketing expense attributable to variable costs paid for advertising, direct marketing and related expenses that are not assignable to the segments' products. This measure excludes overhead, fixed costs and personnel-related expenses.

Q1.2023	5

HOME

Home segment revenue of $43.7 million and profit of $15.1 million were down 57% and 58% YoY, respectively. Despite the sharp decrease in revenue, our variable marketing model generated a 35% segment margin, which was flat YoY. Our home equity business again produced the majority of the Home segment's revenue, growing 2% YoY. Consumer demand to borrow against a near record level of equity in their homes remains strong, with volume for the product stable throughout the quarter, and up 20% as compared to the year ago period. Our team is focused on operating efficiently in this difficult period, helping our lending partners improve conversion rates for our customers that are in the market to purchase a home.

The 30-year fixed mortgage rate fluctuated between a range of 6.09% and 6.73% during the quarter, according to the Freddie Mac Mortgage Market Survey. Interest rates for new home loans remain at the highest level recorded since 2006. Home affordability, as measured by the National Association of Realtors (NAR) Composite Index, remains at the lowest level since it began the benchmark dating back to 1986.

In addition to affordability concerns, current homeowners appear patient with regard to moving during the typically busy spring selling season. Existing for-sale home inventory remains exceptionally low at just under 1 million homes in the U.S., according to NAR, up only modestly from the all-time low of 0.85 million homes for sale recorded in January, 2022. Current mortgage rates that are much higher than the average homeowner has today are creating a "lock-in" effect, discouraging those who desire a change in their current living situation from moving. Many homeowners instead are exploring renovation projects to accommodate changes in lifestyle. This phenomenon has likely led to the increased demand we have seen for Home Equity loans, and we have been shifting more of our team and resources to focus on this opportunity.

CONSUMER

Our Consumer segment experienced a continued slowdown in revenue due to stricter underwriting criteria at many of our partners and decreased new loan appetite across multiple product lines. Revenue of $79.7 million was down 21% YoY, and profit of $34.9 million down 18%. Margin improved to 44%, up 2 points compared to last year, due to a mix shift towards higher earning products, as well as continued operating discipline as we moved away from underperforming marketing partners, publishers and channels.

Personal loans revenue of $23.6 million was down 33% YoY as lending standards continued to tighten, a trend that began to emerge in the second-half of last year. Close rates have declined at most issuers, leaving more of our customers who are looking for a loan without an offer. We are working to assist this growing pool of borrowers who are being turned down by pairing them with debt relief partners to help them improve their credit profile. Revenue from this business was up over 70% YoY as a result.

Small business revenue also slowed from a year ago, decreasing 11%. The causes were similar to those experienced in personal loans. Tighter credit conditions are decreasing conversion rates at our lending partners. We are primarily focused on optimizing our marketing mix to increase the quality of our potential borrowers to drive higher conversion rates, and negotiating better terms from our lending partners as a result of those improvements.

Q1.2023	6

Our credit card business generated Q1 revenue of $18.3 million, down 39% YoY. At the end of the quarter we had completed our LightSpeed transition, leading to faster page load speeds and improved routing flexibility. Initially we expect to see improved throughput for our customers to partner application pages, which should result in improved margins and conversion. The LightSpeed implementation has also allowed us to begin transitioning all of our credit card traffic from the Compare Cards brand to our core LendingTree experience. Over time we expect improved marketing efficiencies and reduced costs from this shift will help stimulate improvement in results.

INSURANCE

Revenue of $77.1 million was down 4% YoY, as our carrier partners remain cautious in their desire for new auto and home policyholders. However, disciplined operating improvements the team implemented over the second-half of last year generated segment profit of $30.2 million, up 43% from the year ago period. The realized 39% margin in the quarter is a testament to the quality of our Insurance business.

We experienced an uptick in partner spend for new auto policies during the quarter, an encouraging sign after six straight quarters of reduced demand. However, loss ratios at major personal auto insurers remain elevated. As such, we do not expect this uptick in demand for new customers from our carrier partners to continue. We are now forecasting segment revenue to decline somewhat from Q1 for the remainder of the year given this development.

Our P&C Agency continued generating efficiency improvements and a deliberate pace of growth during the quarter. Revenue grew solidly versus the prior year despite having 10% fewer average agents. Conversion rate and premium written both grew over 30% from the prior year period.

Our Health insurance product offering attracted a growing set of new customers. Revenue increased over 10% from last year, as we secured increased budgets and pricing from our carrier partners on higher customer volumes. We are enthusiastic about the long-term opportunity for this business.

MyLENDINGTREE

We attribute $19.6 million of revenue in Q1 to registered MyLendingTree members across our platform, down 47% YoY on lower mortgage refinance and purchase activity, as well as lower personal loan volumes. We continued to grow our member base at pace, adding 1 million net new users in the quarter. Monthly Active Users, our primary measure of member engagement, was up 14% YoY. Of these active members, 47% have above subprime credit scores. Members with better credit typically receive more money saving offers from our partners, driving increased engagement with the platform.

(millions)	2023	2022				Y/Y
My LendingTree	Q1	Q4	Q3	Q2	Q1	% Change

Cumulative Sign-ups (at quarter-end)	25.8	24.8	23.9	23.1	22.1	17%

Revenue Contribution (1)	$19.6	$22.9	$29.5	$36.6	$37.0	(47)%
% of total revenue	9.8%	11.3%	12.4%	14.0%	13.1%

(1) Includes revenue attributed to registered MyLT members across the LendingTree platform, both in-App and outside of the App.

Q1.2023	7

At the end of the first quarter we launched the WinCard by LendingTree, and our early learnings have already helped us optimize the experience for our members. Encouragingly applications for the card have favored prime quality borrowers so far. We are hard at work scaling our roll-out effort to all MyLT members.

Our MyLT team has spent much of the past year reimagining the entire membership experience. We look forward to revealing the results of this incredible work this Summer, as we launch a rebranded and improved platform that helps members stay on top of their finances while saving money with personalized offerings and recommendations.

BALANCE SHEET & CASH FLOW

At quarter-end we maintained $150 million of cash on our balance sheet, affording us significant financial flexibility. During the first quarter we repurchased $191 million of our July 2025 convertible note for $156 million, realizing a one-time gain of $31 million. We may opportunistically repurchase additional outstanding debt with excess cash in the future, with an eye towards meeting our debt maturities efficiently and with the highest possible benefit to our shareholders.

During Q1 we generated $11 million of free cash flow (operating cash flow less capital expenditures). We note that despite reduced revenue opportunity across much of our business we continue to generate incremental cash for the company. After executing our cost reduction plan in the quarter, we remain positioned to continue generating meaningful free cash flow through the rest of this year, further delevering the business and providing us with improved financial flexibility.

FINANCIAL OUTLOOK*

Today we are refining our outlook for full-year 2023 and introducing our outlook for Q2. The sizable revenue reduction is due to both exiting of the businesses previously mentioned, and an updated view of the macro headwinds across all three segments. The second half of the year will more fully reflect the impact of our recent cost reductions.

Full-year 2023:
▪Revenue of $760 - $800 million compared to the prior range of $935 - $985 million
▪Variable Marketing Margin of $290 - $310 million vs prior range of $325 - $350 million
▪Adjusted EBITDA of $80 - $90 million vs prior range of $85 - $95 million
Second-quarter 2023:
▪Revenue: $190 - $200 million
▪Variable Marketing Margin: $75 - $80 million
▪Adjusted EBITDA: $17 - $22 million
*LendingTree is not able to provide a reconciliation of projected variable marketing margin or adjusted EBITDA to the most directly comparable expected GAAP results due to the unknown effect, timing and potential significance of the effects of legal matters and tax considerations. Expenses associated with legal matters and tax considerations have in the past, and may in the future, significantly affect GAAP results in a particular period.

Q1.2023	8

CONCLUSION

This remains a challenging period for the company, but as a management team we are acting on the variables within our control. We have made several important changes since our last shareholder letter. These actions have taken a substantial amount of fixed cost out of the business that will make our company more efficient going forward. All of our decisions were made with a long-term strategic focus, through the lens of a normalized operating environment. As the various macroeconomic headwinds we face abate and our revenue recovers we will generate significant operating leverage resulting in a structurally improved margin profile for the company over the long-term. The team's focus on improving our customer experience to generate higher engagement, reduce ongoing cost of customer acquisition, and drive higher conversion rates should all lead to improved financial performance as well.

Thank you for your continued support.

Sincerely,

Doug Lebda                Trent Ziegler
Chairman & CEO            CFO

LendingTree, Inc.

Investor Relations: investors@lendingtree.com	Media Relations: press@lendingtree.com

Q1.2023	9

LENDINGTREE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended March 31,
	2023	2022
	(in thousands, except per share amounts)
Revenue	$200,508	$283,178
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below) (1)	13,760	15,561
Selling and marketing expense (1)	137,111	204,157
General and administrative expense (1)	36,683	35,977
Product development (1)	14,655	14,052
Depreciation	4,795	4,854
Amortization of intangibles	2,049	7,917
Restructuring and severance (1)	4,454	3,625
Litigation settlements and contingencies	12	(27)
Total costs and expenses	213,519	286,116
Operating loss	(13,011)	(2,938)
Other income (expense), net:
Interest income (expense), net	25,029	(7,505)
Other income (expense)	1,834	(1)
Income (loss) before income taxes	13,852	(10,444)
Income tax expense	(395)	(382)
Net income (loss) and comprehensive income (loss)	$13,457	$(10,826)

Weighted average shares outstanding:
Basic	12,846	12,901
Diluted	12,935	12,901
Net income (loss) per share:
Basic	$1.05	$(0.84)
Diluted	$1.04	$(0.84)

(1) Amounts include non-cash compensation, as follows:
Cost of revenue	$214	$393
Selling and marketing expense	1,744	2,039
General and administrative expense	7,343	9,600
Product development	1,902	1,965
Restructuring and severance	71	1,083

Q1.2023	10

LENDINGTREE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2023	December 31, 2022
	(in thousands, except par value and share amounts)
ASSETS:
Cash and cash equivalents	$150,074	$298,845
Restricted cash and cash equivalents	34	124
Accounts receivable, net	83,662	83,060
Prepaid and other current assets	28,231	26,250
Assets held for sale	—	5,689
Total current assets	262,001	413,968
Property and equipment, net	57,411	59,160
Operating lease right-of-use assets	65,578	67,050
Goodwill	420,139	420,139
Intangible assets, net	56,266	58,315
Equity investments	174,580	174,580
Other non-current assets	6,319	6,101
Total assets	$1,042,294	$1,199,313

LIABILITIES:
Current portion of long-term debt	$2,500	$2,500
Accounts payable, trade	4,473	2,030
Accrued expenses and other current liabilities	84,829	75,095
Liabilities held for sale	—	2,909
Total current liabilities	91,802	82,534
Long-term debt	625,356	813,516
Operating lease liabilities	86,685	88,232
Deferred income tax liabilities	7,143	6,783
Other non-current liabilities	329	308
Total liabilities	811,315	991,373
Commitments and contingencies
SHAREHOLDERS' EQUITY:
Preferred stock $.01 par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock $.01 par value; 50,000,000 shares authorized; 16,265,177 and 16,167,184 shares issued, respectively, and 12,909,711 and 12,811,718 shares outstanding, respectively	163	162
Additional paid-in capital	1,198,836	1,189,255
Accumulated deficit	(701,842)	(715,299)
Treasury stock; 3,355,466 and 3,355,466 shares, respectively	(266,178)	(266,178)
Total shareholders' equity	230,979	207,940
Total liabilities and shareholders' equity	$1,042,294	$1,199,313

Q1.2023	11

LENDINGTREE, INC. AND SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF CASH FLOWS
 (Unaudited)

	Three Months Ended March 31,
	2023	2022
	(in thousands)
Cash flows from operating activities:
Net income (loss) and comprehensive income (loss)	$13,457	$(10,826)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss on impairments and disposal of assets	5,027	431
Amortization of intangibles	2,049	7,917
Depreciation	4,795	4,854
Non-cash compensation expense	11,274	15,080
Deferred income taxes	360	326
Bad debt expense	963	850
Amortization of debt issuance costs	1,959	2,467
Write-off of previously-capitalized debt issuance costs	2,373	—
Amortization of debt discount	—	879
Reduction in carrying amount of ROU asset, offset by change in operating lease liabilities	(877)	(49)
Gain on settlement of convertible debt	(34,308)	—
Changes in current assets and liabilities:
Accounts receivable	(211)	(17,488)
Prepaid and other current assets	(1,882)	(3,666)
Accounts payable, accrued expenses and other current liabilities	8,559	9,322
Income taxes receivable	42	48
Other, net	(424)	(146)
Net cash provided by operating activities	13,156	9,999
Cash flows from investing activities:
Capital expenditures	(2,452)	(3,465)
Equity investments	—	(15,000)
Net cash used in investing activities	(2,452)	(18,465)
Cash flows from financing activities:
Repayment of term loan	(625)	—
Payments related to net-share settlement of stock-based compensation, net of proceeds from exercise of stock options	(1,693)	(3,085)
Purchase of treasury stock	—	(43,009)
Repurchase of 0.50% Convertible Senior Notes	(156,294)	—
Payment of debt issuance costs	(953)	(4)
Net cash used in financing activities	(159,565)	(46,098)
Net decrease in cash, cash equivalents, restricted cash and restricted cash equivalents	(148,861)	(54,564)
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	298,969	251,342
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$150,108	$196,778

Q1.2023	12

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Variable Marketing Expense

Below is a reconciliation of selling and marketing expense, the most directly comparable GAAP measure, to variable marketing expense. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of this non-GAAP measure.

	Three Months Ended
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
	(in thousands)
Selling and marketing expense	$137,111	$136,669	$176,875	$184,537	$204,157
Non-variable selling and marketing expense (1)	(12,712)	(12,717)	(13,731)	(13,385)	(15,081)
Variable marketing expense	$124,399	$123,952	$163,144	$171,152	$189,076

(1)	Represents the portion of selling and marketing expense not attributable to variable costs paid for advertising, direct marketing and related expenses. Includes overhead, fixed costs and personnel-related expenses.

Q1.2023	13

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Variable Marketing Margin

Below is a reconciliation of net income (loss), the most directly comparable GAAP measure, to variable marketing margin and net income (loss) % of revenue to variable marketing margin % of revenue. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of these non-GAAP measures.

	Three Months Ended
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
	(in thousands, except percentages)
Net income (loss)	$13,457	$(10,404)	$(158,684)	$(8,038)	$(10,826)
Net income (loss) % of revenue	7%	(5)%	(67)%	(3)%	(4)%

Adjustments to reconcile to variable marketing margin:
Cost of revenue	13,760	13,529	14,105	14,574	15,561
Non-variable selling and marketing expense (1)	12,712	12,717	13,731	13,385	15,081
General and administrative expense	36,683	36,575	39,540	40,291	35,977
Product development	14,655	13,140	14,043	14,318	14,052
Depreciation	4,795	5,071	5,274	4,896	4,854
Amortization of intangibles	2,049	3,732	6,582	7,075	7,917
Restructuring and severance	4,454	668	—	135	3,625
Litigation settlements and contingencies	12	23	(7)	(7)	(27)
Interest (income) expense, net	(25,029)	6,024	5,720	6,765	7,505
Other (income) expense	(1,834)	(2,037)	(1,523)	(284)	1
Income tax expense (benefit)	395	(935)	135,911	(2,339)	382
Variable marketing margin	$76,109	$78,103	$74,692	$90,771	$94,102
Variable marketing margin % of revenue	38%	39%	31%	35%	33%

(1)	Represents the portion of selling and marketing expense not attributable to variable costs paid for advertising, direct marketing and related expenses. Includes overhead, fixed costs and personnel-related expenses.

Q1.2023	14

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Adjusted EBITDA

Below is a reconciliation of net income (loss), the most directly comparable GAAP measure, to adjusted EBITDA and net income (loss) % of revenue to adjusted EBITDA % of revenue. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of these non-GAAP measures.

	Three Months Ended
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
	(in thousands, except percentages)
Net income (loss)	$13,457	$(10,404)	$(158,684)	$(8,038)	$(10,826)
Net income (loss) % of revenue	7%	(5)%	(67)%	(3)%	(4)%
Adjustments to reconcile to adjusted EBITDA:
Amortization of intangibles	2,049	3,732	6,582	7,075	7,917
Depreciation	4,795	5,071	5,274	4,896	4,854
Restructuring and severance	4,454	668	—	135	3,625
Loss on impairments and disposal of assets	5,027	2,329	834	2,996	431
Non-cash compensation	11,203	11,634	15,575	17,335	13,997
Franchise tax caused by equity investment gain	—	—	—	—	1,500
Contribution to LendingTree Foundation	—	500	—	—	—
Acquisition expense	(9)	106	104	58	9
Litigation settlements and contingencies	12	23	(7)	(7)	(27)
Interest (income) expense, net	(25,029)	6,024	5,720	6,765	7,505
Dividend income	(1,834)	(2,037)	(1,523)	(282)	—
Income tax expense (benefit)	395	(935)	135,911	(2,339)	382
Adjusted EBITDA	$14,520	$16,711	$9,786	$28,594	$29,367
Adjusted EBITDA % of revenue	7%	8%	4%	11%	10%

Q1.2023	15

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Adjusted Net Income

Below is a reconciliation of net income (loss), the most directly comparable GAAP measure, to adjusted net income (loss) and net income (loss) per diluted share to adjusted net income (loss) per share. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of these non-GAAP measures.

	Three Months Ended
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
	(in thousands, except per share amounts)
Net income (loss)	$13,457	$(10,404)	$(158,684)	$(8,038)	$(10,826)
Adjustments to reconcile to adjusted net income (loss):
Restructuring and severance	4,454	668	—	135	3,625
Loss on impairments and disposal of assets	5,027	2,329	834	2,996	431
Non-cash compensation	11,203	11,634	15,575	17,335	13,997
Franchise tax caused by equity investment gain	—	—	—	—	1,500
Contribution to LendingTree Foundation	—	500	—	—	—
Acquisition expense	(9)	106	104	58	9
Litigation settlements and contingencies	12	23	(7)	(7)	(27)
Gain on extinguishment of debt	(30,897)	—	—	—	—
Income tax expense (benefit) from adjusted items	—	—	(3,842)	(5,364)	(5,106)
Excess tax expense from stock-based compensation	—	—	1,752	438	2,468
Income tax expense from valuation allowance	—	—	139,670	—	—
Adjusted net income (loss)	$3,247	$4,856	$(4,598)	$7,553	$6,071

Net income (loss) per diluted share	$1.04	$(0.81)	$(12.44)	$(0.63)	$(0.84)
Adjustments to reconcile net income (loss) to adjusted net income (loss)	(0.79)	1.19	12.08	1.22	1.31
Adjustments to reconcile effect of dilutive securities	—	—	—	(0.01)	(0.01)
Adjusted net income (loss) per share	$0.25	$0.38	$(0.36)	$0.58	$0.46

Adjusted weighted average diluted shares outstanding	12,935	12,793	12,758	12,936	13,167
Effect of dilutive securities	—	2	—	213	266
Weighted average diluted shares outstanding	12,935	12,791	12,758	12,723	12,901
Effect of dilutive securities	89	—	—	—	—
Weighted average basic shares outstanding	12,846	12,791	12,758	12,723	12,901

Q1.2023	16

LENDINGTREE’S PRINCIPLES OF FINANCIAL REPORTING

LendingTree reports the following non-GAAP measures as supplemental to GAAP:

•Variable marketing expense
•Variable marketing margin
•Variable marketing margin % of revenue
•Earnings Before Interest, Taxes, Depreciation and Amortization, as adjusted for certain items discussed below ("Adjusted EBITDA")
•Adjusted EBITDA % of revenue
•Adjusted net income
•Adjusted net income per share

Variable marketing expense, variable marketing margin and variable marketing margin % of revenue are related measures of the effectiveness of the Company's marketing efforts. Variable marketing margin is a measure of the efficiency of the Company’s operating model, measuring revenue after subtracting variable marketing expense. Variable marketing expense represents the portion of selling and marketing expense attributable to variable costs paid for advertising, direct marketing, and related expenses, and excludes overhead, fixed costs, and personnel related expenses. The Company’s operating model is highly sensitive to the amount and efficiency of variable marketing expenditures, and the Company’s proprietary systems are able to make rapidly changing decisions concerning the deployment of variable marketing expenditures (primarily but not exclusively online and mobile advertising placement) based on proprietary and sophisticated analytics.

Adjusted EBITDA and adjusted EBITDA % of revenue are primary metrics by which LendingTree evaluates the operating performance of its businesses, on which its marketing expenditures and internal budgets are based and, in the case of adjusted EBITDA, by which management and many employees are compensated in most years.

Adjusted net income and adjusted net income per share supplement GAAP net income and GAAP net income per diluted share by enabling investors to make period to period comparisons of those components of the most directly comparable GAAP measures that management believes better reflect the underlying financial performance of the Company’s business operations during particular financial reporting periods. Adjusted net income and adjusted net income per share exclude certain amounts, such as non-cash compensation, non-cash asset impairment charges, gain/loss on disposal of assets, gain/loss on investments, restructuring and severance, litigation settlements and contingencies, acquisition and disposition income or expenses including with respect to changes in fair value of contingent consideration, gain/loss on extinguishment of debt, contributions to the LendingTree Foundation, one-time items which are recognized and recorded under GAAP in particular periods but which might be viewed as not necessarily coinciding with the underlying business operations for the periods in which they are so recognized and recorded, the effects to income taxes of the aforementioned adjustments, any excess tax benefit or expense associated with stock-based compensation recorded in net income in conjunction with FASB pronouncement ASU 2016-09, and income tax (benefit) expense from a full valuation allowance. LendingTree believes that adjusted net income and adjusted net income per share are useful financial indicators that provide a different view of the financial performance of the Company than adjusted EBITDA (the primary metric by which LendingTree evaluates the operating performance of its businesses) and the GAAP measures of net income and GAAP net income per diluted share.

Q1.2023	17

These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. LendingTree provides and encourages investors to examine the reconciling adjustments between the GAAP and non-GAAP measures set forth above.

Definition of LendingTree's Non-GAAP Measures
Variable marketing margin is defined as revenue less variable marketing expense. Variable marketing expense is defined as the expense attributable to variable costs paid for advertising, direct marketing and related expenses, and excluding overhead, fixed costs and personnel-related expenses. The majority of these variable advertising costs are expressly intended to drive traffic to our websites and these variable advertising costs are included in selling and marketing expense on the Company's consolidated statements of operations and consolidated income.

EBITDA is defined as net income from continuing operations excluding interest, income taxes, amortization of intangibles and depreciation.

Adjusted EBITDA is defined as EBITDA excluding (1) non-cash compensation expense, (2) non-cash impairment charges, (3) gain/loss on disposal of assets, (4) gain/loss on investments, (5) restructuring and severance expenses, (6) litigation settlements and contingencies, (7) acquisitions and dispositions income or expense (including with respect to changes in fair value of contingent consideration), (8) contributions to the LendingTree Foundation (9) dividend income, and (10) one-time items.

Adjusted net income is defined as net income (loss) from continuing operations excluding (1) non-cash compensation expense, (2) non-cash impairment charges, (3) gain/loss on disposal of assets, (4) gain/loss on investments, (5) restructuring and severance expenses, (6) litigation settlements and contingencies, (7) acquisitions and dispositions income or expense (including with respect to changes in fair value of contingent consideration), (8) gain/loss on extinguishment of debt, (9) contributions to the LendingTree Foundation, (10) one-time items, (11) the effects to income taxes of the aforementioned adjustments, (12) any excess tax benefit or expense associated with stock-based compensation recorded in net income in conjunction with FASB pronouncement ASU 2016-09, and (13) income tax (benefit) expense from a full valuation allowance.

Adjusted net income per share is defined as adjusted net income divided by the adjusted weighted average diluted shares outstanding. For periods which the Company reports GAAP loss from continuing operations, the effects of potentially dilutive securities are excluded from the calculation of net loss per diluted share from continuing operations because their inclusion would have been anti-dilutive. In periods where the Company reports GAAP loss from continuing operations but reports positive non-GAAP adjusted net income, the effects of potentially dilutive securities are included in the denominator for calculating adjusted net income per share if their inclusion would be dilutive.

LendingTree endeavors to compensate for the limitations of these non-GAAP measures by also providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.

One-Time Items
Adjusted EBITDA and adjusted net income are adjusted for one-time items, if applicable. Items are considered one-time in nature if they are non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. For the periods presented in this report, there are no adjustments for one-time items, except for the $1.5 million franchise tax caused by the equity investment gain in Stash.

Q1.2023	18

Non-Cash Expenses That Are Excluded From LendingTree's Adjusted EBITDA and Adjusted Net Income

Non-cash compensation expense consists principally of expense associated with the grants of restricted stock, restricted stock units and stock options. These expenses are not paid in cash and LendingTree includes the related shares in its calculations of fully diluted shares outstanding. Upon settlement of restricted stock units, exercise of certain stock options or vesting of restricted stock awards, the awards may be settled on a net basis, with LendingTree remitting the required tax withholding amounts from its current funds. Cash expenditures for employer payroll taxes on non-cash compensation are included within adjusted EBITDA and adjusted net income.

Amortization of intangibles are non-cash expenses relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as purchase agreements, technology and customer relationships, are valued and amortized over their estimated lives. Amortization of intangibles are only excluded from adjusted EBITDA.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

The matters contained in the discussion above may be considered to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations or anticipations of LendingTree and members of our management team. Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: adverse conditions in the primary and secondary mortgage markets and in the economy, particularly interest rates and inflation; default rates on loans, particularly unsecured loans; demand by investors for unsecured personal loans; the effect of such demand on interest rates for personal loans and consumer demand for personal loans; seasonality of results; potential liabilities to secondary market purchasers; changes in the Company's relationships with network partners, including dependence on certain key network partners; breaches of network security or the misappropriation or misuse of personal consumer information; failure to provide competitive service; failure to maintain brand recognition; ability to attract and retain consumers in a cost-effective manner; the effects of potential acquisitions of other businesses, including the ability to integrate them successfully with LendingTree’s existing operations; accounting rules related to contingent consideration and excess tax benefits or expenses on stock-based compensation that could materially affect earnings in future periods; ability to develop new products and services and enhance existing ones; competition; effects of changing laws, rules or regulations on our business model; allegations of failure to comply with existing or changing laws, rules or regulations, or to obtain and maintain required licenses; failure of network partners or other affiliated parties to comply with regulatory requirements; failure to maintain the integrity of systems and infrastructure; liabilities as a result of privacy regulations; uncertainty regarding the duration and scope of the coronavirus referred to as COVID-19 pandemic; actions governments and businesses take in response to the pandemic, including actions that could affect levels of advertising activity; the impact of the pandemic and actions taken in response to the pandemic on national and regional economies and economic activity; the pace of the ongoing recovery from the COVID-19 pandemic subside; failure to adequately protect intellectual property rights or allegations of infringement of intellectual property rights; and changes in management. These and additional factors to be considered are set forth under “Risk Factors” in our Annual Report on Form 10-K for the period ended December 31, 2022, and in our other filings with the Securities and Exchange Commission. LendingTree undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

Q1.2023	19